Exhibit 15.1

Generation Income Properties, Inc.
Purchases 63,000/SF Industrial Building in Huntsville, AL For $8.3 Million

FOR IMMEDIATE RELEASE

Tampa, FL – December 20, 2018 – Generation Income Properties, Inc. (the “Company” or “GIP”) today announced that it has purchased, through a joint venture with Generation Income Properties, L.P., a 63,000/SF Industrial building in Huntsville, Alabama, that is net leased to Pratt & Whitney, a subsidiary of United Technologies.

The total purchase price was $8.3 million plus closing costs and expenses, and was purchased using a combination of cash from the Company, funds from a joint venture partner and debt. The $8.3 million purchase is GIP’s largest to date and adds another investment-grade credit tenant to its portfolio, increasing the Company’s annual gross-revenue by $685,000.

David Sobelman, CEO, stated, “I am extremely excited about the purchase of this asset. I am pleased the Company continues to find value in stabilized assets, growing both GIP’s portfolio and revenue for its shareholders.”

About Generation Income Properties, Inc.

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities. We invest primarily in freestanding, single-tenant commercial retail, office and industrial properties.

Additional information about Generation Income Properties, Inc. can be found at the Company’s corporate website: www.gipreit.com.

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. It reflects the company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the company’s business, financial condition, and results of operations. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Link to Full Press Release on SEC Filings Here.

CONTACT:

Generation Income Properties, Inc.

David Sobelman, CEO

(813) 448-1234

ds@gipreit.com

gipreit.com